Exhibit 99.1

Zoomcar Holdings, Inc. Announces 1-for-20 Reverse Stock Split

Bangalore, India, March 19, 2025 (GLOBE NEWSWIRE) -- Zoomcar Holdings, Inc. (Nasdaq: ZCAR) (“Zoomcar” or the “Company”),  a Nasdaq-listed leading marketplace for self-drive car sharing, announced today that it will effect a reverse stock split of its issued and outstanding shares of common stock, par value $0.0001 per share, at a ratio of 1-for-20. The reverse stock split will become effective at 4:30 p.m. Eastern Time on March 21, 2025, and the Company’s common stock will begin trading on a split-adjusted basis when the market opens on March 24, 2025. The Company’s common stock will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “ZCAR.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 45784G309.

At the Company’s special meeting of stockholders held on February 18, 2025, the stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split in the range of 1-for-2 to 1-for-20, with the final ratio to be determined by the Company’s Board of Directors (the “Board”). On March 9, 2025, the Board approved a 1-for-20 reverse stock split.

When the reverse stock split becomes effective, every 20 shares of the Company’s issued and outstanding common stock will automatically be combined into one share of common stock, without any change in the par value per share. In addition, (i) a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of common stock, and (ii) the number of shares reserved for issuance pursuant to the Company’s equity incentive plans will also be reduced proportionately. Any fraction of a share of common stock that would be created as a result of the reverse stock split will be rounded up to the nearest whole share. The reverse stock split will reduce the Company’s issued and outstanding shares of common stock from approximately 14,208,606 shares to approximately 710,431 shares.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to better attract certain institutional and other investors and maintain compliance with the minimum bid price requirement for maintaining the listing of the Company’s common stock on Nasdaq.

Equiniti Trust Company, LLC (“Equiniti”), the Company’s transfer agent, will act as the exchange agent for the reverse stock split. Registered stockholders holding pre-split shares of the common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders of record will be receiving information from Equiniti about the process for exchanging their pre-split shares for post-split shares.

About Zoomcar

Founded in 2013 and headquartered in Bengaluru, India, Zoomcar is a leading marketplace for car sharing focused in India. The Zoomcar community connects Hosts with Guests, who choose from a selection of cars for use at affordable prices, promoting sustainable, smart transportation solutions in India.

Forward Looking Statements

This communication contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These forward-looking statements within the meaning under applicable law, can be identified by the use terms such as “may,” “will,” “aim,” “empower,” “estimate,” “intend,” “indicate,” “continue,” “promote,” “believe,” “boosting”, “elevate,” or “enhance,” or the negatives thereof, as well as other variations or comparable terminology. We ask that you read statements that contain these terms carefully because we believe this information is important for our investors and customers. Any forward-looking statement in this press release refers solely to what is accurate as of the day it is issued or based on assumptions that Zoomcar believes to be reasonable. The actual results and outcomes may materially differ due to various factors or events beyond our control which we may not be foreseeable at all times. We cannot guarantee or assure any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this press release can or will be achieved. We undertake no obligation to alter or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, save and except as required by law.

Press Contact:

Press@zoomcar.com

Investor Relations Contact:

Investors@zoomcar.com